SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  205490

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 15, 2023

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3600 Dickinson

Fort Stockton, Texas 79735

(Address of principal executive offices)

Registrant's telephone number, including area code: (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act

☐          Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐          Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐          Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Securities registered pursuant to Section 12(b) of the Act:  N/A

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed, we have entered into agreements with key consultants to provide necessary services and expertise for the development of the Company’s proposed projects. We have agreed to issue shares of our common stock to the consultants in lieu of cash compensation in order to conserve working capital and to align the interests of the consultants with those of our shareholders. The consultants include parties related to our two directors, Jack W. Hanks, and Bruce N. Lemons.

We have been unable to issue the shares earned by the consultants due to a lack of available authorized shares of our common stock. Effective May 15, 2023, we issued an aggregate of 16,388,715 shares of common stock to the consultants in order to satisfy a portion of the past due obligations to issue shares.

In addition, we offered consultants the option of converting remaining past due fees into shares of common stock at a conversion rate equal to the 110% of the rate that unrelated third party convertible debt holders have converted into shares of common stock. Beginning on May 10, 2023, and continuing through May 15, 2023, consultants have exercised this option, converting $205,000 out of $293,459 accrued fees for a total issuance of 3,213,169,969 shares of common stock. In connection with these issuances, we terminated outstanding Series E Common Stock Purchase Warrants which had been issued to some parties in consideration of their consulting services and issued Series F Common Stock Purchase Warrants to three parties in the amounts of 50,000,000 shares each.

The issuance of common stock described in this Item 3.02 were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: May 15, 2023	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and
Chief Executive Officer

3